Exhibit 99.2

LEGACY VIVINT SMART HOME’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information which management believes is relevant to an assessment and understanding of our consolidated results of operations and financial condition. The discussion should be read in conjunction with the consolidated financial statements and notes thereto contained in Exhibit 99.1 to this Amendment No. 2. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in the “Risk Factors” section of the Form 8-K. Actual results may differ materially from those contained in any forward-looking statements. Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “we”, “us”, “our”, and “the Company” are intended to mean the business and operations of Vivint Smart Home, Inc. and its consolidated subsidiaries.

Business Overview

Following the Merger, we are a smart home technology company. Our purpose-built platform has all the components required to deliver on the promise of a true smart home experience. Our smart home platform is comprised of the following five pillars: (1) our Smart Home Operating System, (2) our AI-driven smart home automation and assistance software, Vivint Assist, (3) our portfolio of proprietary, internally developed smart devices, (4) our curated yet extensible partner-neutral ecosystem, and (5) our people delivering tech-enabled premium services, including consultative selling, professional installation, and support.

Legacy Vivint Smart Home was founded by our CEO Todd Pedersen in 1999 and has grown to become one of the largest smart home solutions providers in North America with over 1.5 million subscribers as of December 31, 2019, managing over 20 million devices and processing over 1.5 billion home-related events on a daily basis. Our nationwide sales and service footprint covers 98% of U.S. zip codes.

Our culture and our history are characterized by a spirit of continuous innovation, resulting in the development of cutting-edge proprietary smart home devices and tech-enabled services for the smart home. Consistent with our Vivint brand name, which represents ‘to live intelligently’, our solution allows subscribers to live intelligently and to enjoy the benefits of a smart home. Our approach has focused on putting the subscriber experience first, which we do by presenting our subscribers with the right combination of technology and support, delivered by people who care.

Our go-to-market strategy is based on directly educating consumers about the value and benefits of a smart home experience. We reach consumers through a variety of efficient customer acquisition channels, including our direct-to-home, national inside sales, and retail partnership programs. We continue to scale these efforts through our proprietary operations technology, by launching new and innovative Products and Services, and by building out our consultative sales channels. We continue to strengthen our relationships with existing subscribers by offering them the ability to use Vivint Flex Pay to finance an upgrade of their existing system and to add new devices and features to their smart homes as our portfolio of offerings expands.

As of December 31, 2019 and 2018, Legacy Vivint Smart Home had over 1.5 million and 1.4 million subscribers, respectively, representing year-over-year growth of 7%. In 2019 and 2018, Legacy Vivint Smart Home generated revenue of $1.2 billion and $1.1 billion, respectively along with a net loss of $395.9 million and $472.6 million, respectively. As of December 31, 2019 and 2018, Legacy Vivint Smart Home had approximately $3.3 billion and $3.1 billion of total debt outstanding, respectively.

Recent Developments

Transaction between Legacy Vivint Smart Home and Vivint Smart Home

On January 17, 2020 (the “Closing Date”), Vivint Smart Home and Legacy Vivint Smart Home, consummated a merger pursuant to a certain agreement and plan of merger, dated September 15, 2019 (the “Agreement and Plan of Merger”), by and among Vivint Smart Home, Maiden Merger Sub, Inc., a subsidiary of Vivint Smart Home (“Merger Sub”), and Legacy Vivint Smart Home, as amended by Amendment No. 1 to the Agreement and Plan of Merger (the “Amendment” and as amended, the “Merger Agreement”), dated as of December 18, 2019, by and among Vivint Smart Home, Merger Sub and Legacy Vivint Smart Home.

Pursuant to the terms of the Merger Agreement, a business combination between Vivint Smart Home and Legacy Vivint Smart Home was effected through the merger of Merger Sub with and into Legacy Vivint Smart Home, with Legacy Vivint Smart Home surviving as the surviving company (the “Merger”). At the effective time of the Merger, each stockholder of Legacy Vivint Smart Home received 84.5320916792 shares of Vivint Smart Home’s Class A common stock, par value $0.0001 per share (the “Common Stock”), for each share of Legacy Vivint Smart Home common stock, par value $0.01 per share, that such stockholder owned. Pursuant in each case to a Subscription Agreement entered into in connection with the Merger Agreement, certain investment funds managed by affiliates of Fortress Investment Group LLC (“Fortress”) and certain investment funds affiliated with Blackstone purchased, respectively, 12,500,000 and 10,000,000 newly-issued shares of Common Stock concurrently with the completion of the Merger (the “Closing”) on the Closing Date for an aggregate purchase price of $125.0 million and $100.0 million, respectively.

In connection with the Closing, Mosaic Acquisition Corp. changed its name to Vivint Smart Home, Inc.

Refinancing Transactions

On February 14, 2020, APX completed its offering of $600.0 million aggregate principal amount of 6.75% senior secured notes due 2027 (the “2027 Notes”) in a private placement.

Concurrently with the 2027 Notes offering, APX amended and restated the credit agreements governing our existing revolving credit facility and existing term loan credit facility (the “Concurrent Refinancing Transactions”). In connection therewith, APX, among other things, (i) extended the maturity date with respect to certain commitments under the revolving credit facility and increased the aggregate commitments in respect of the revolving credit facility to $350.0 million and (ii) extended the maturity date with respect to the loans outstanding under the term loan facility and increased the aggregate principal amount of term loans outstanding under the term loan credit facility to $950.0 million.

APX used the net proceeds from the 2027 Notes offering and Concurrent Refinancing Transactions, together with the proceeds from the Merger, to (i) redeem all of APX’s outstanding 8.750% Senior Notes due 2020 (the “2020 Notes Redemption”), (ii) redeem all of APX’s outstanding 8.875% Senior Secured Notes due 2022 (the “2022 Private Placement Notes Redemption”), (iii) refinance in full the existing borrowings under APX’s existing term loan facility and existing revolving credit facility, (iv) redeem $223.0 million aggregate principal amount of APX’s outstanding 7.875% Senior Secured Notes due 2022 (the “Existing 7.875% Notes Redemption” and, together with the 2020 Notes Redemption and the 2022 Private Placement Notes Redemption, the “Redemptions”) and (v) pay the related accrued interest, fees and expenses related thereto. APX irrevocably deposited funds with the applicable trustee and/or paying agent to effect the Redemptions and to satisfy and discharge all of APX’s remaining obligations under the indenture governing APX’s 8.750% Senior Notes due 2020 and the note purchase agreement governing APX’s 8.875% Senior Secured Notes due 2022. Vivint intends to use any remaining net proceeds for general corporate purposes, which may include repayment of additional indebtedness.

Wireless Internet Business

On July 31, 2019, in an effort to deliver additional cost savings and cash-flow improvements, Legacy Vivint Smart Home completed a spin-off of its wireless internet business. In connection with the spin-off, the equity interests of Vivint Wireless, Inc. were distributed to the stockholders of Legacy Vivint Smart Home pro rata based on their respective holdings.

Our Business Model

Our business is driven by the acquisition of new subscribers and by servicing and growing sales from our existing subscriber base. The acquisition of new subscribers requires significant upfront investment, which in turn generates high-margin recurring revenue from our cloud-enabled smart home solutions. We generate this revenue from selling our solution and accompanying smart home devices to our subscribers. Therefore, we focus our investment decisions on acquiring new subscribers in the most cost-effective manner, while striving to maximize existing subscriber retention and lifetime value.

Legacy Vivint Smart Home has experienced significant historical subscriber growth. For example, its Total Subscribers increased by 95% from December 31, 2013 to December 31, 2019. To drive this growth, Legacy Vivint Smart Home has made significant upfront investments in its various sales channels, as well as technology and infrastructure to support its growing subscriber base. As a result of these investments, Legacy Vivint Smart Home has incurred losses and used significant amounts of cash to fund operations.

As we scale our business a greater percentage of our net acquisition costs for New Subscribers may be funded through revenues generated by our existing subscriber base. Although we anticipate the absolute number of new subscribers to grow over time, we expect the number of new subscribers to decrease as a percentage of our Total Subscribers. We believe this decrease in new subscribers as a percentage of the total, along with the expected growth in revenue, will improve our operating results and operating cash flows over time. Our ability to improve our operating results and cash flows, however, is subject to a number of risks and uncertainties as described in greater detail elsewhere in this filing and there can be no assurance that we will achieve such improvements. To the extent that we do not scale our business efficiently, we will continue to incur losses and require a significant amount of cash to fund our operations, which in turn could have a material adverse effect on our business, cash flows, operating results and financial condition.

We seek to increase our average monthly revenue per user, or AMRU, by continually innovating and offering new smart home solutions that further leverage the investments made to date in our existing platform and sales channels. Since 2010, Legacy Vivint Smart Home has successfully expanded its smart home platform, which has allowed it to charge higher recurring subscription fees and generate higher smart home device revenue from new subscribers for these additional offerings. For example, the introduction of Legacy Vivint Smart Home’s proprietary Vivint Smart Hub, Vivint SkyControl Panel, Vivint Glance Display, Vivint Smart Drive, Vivint Doorbell Camera, Vivint Ping Camera, Vivint Outdoor Camera, Vivint Element Thermostat, Vivint Smart Sensor and Vivint Motion Sensor has expanded its smart home platform. Due to the high rate of adoption of additional smart home devices and tech-enabled services, Legacy Vivint Smart Home’s AMRU has increased from $56.14 in 2013 to $64.44 for the year ended December 31, 2019, an increase of 15%.

Our SHaaS business model generates subscription-based, high-margin recurring revenue from subscribers who contract for our Smart Home Services. We continue to focus on technology, service, and business model innovation to provide superior subscriber experience, from the time of first contact to the day-to-day experience.

In 2017, Legacy Vivint Smart Home made a strategic decision to offer Vivint Flex Pay to the market as a part of its business model innovation, providing benefits to both its subscribers and the company. Vivint Flex Pay provides greater subscriber accessibility and affordability by enabling qualified subscribers to purchase our Products and related installation through unsecured financing provided either by a third party financing partner or by us, in most cases at zero-percent APR. Under the Consumer Financing Program (the “CFP”), qualified subscribers are eligible for installment loans of up to $4,000 for either 42 or 60 months. These installment loans are between the subscriber and Citizens Bank, N.A., or Citizens, as the exclusive third party provider of the installment loans under Vivint Flex Pay. Customers not eligible for the CFP, but who qualify under the Company’s underwriting criteria, may enter into a RIC directly with Vivint. Because we directly fund Product purchases financed through RICs, the mix of financing methods between CFP and RICs affects the amount of cash we receive at the time of subscriber origination to offset this upfront investment.

Pursuant to the agreement between Citizens (the “CFP Agreement”) and Legacy Vivint Smart Home, we pay a monthly fee to Citizens based on the average daily outstanding balance of the loans provided by Citizens to our subscribers, and we share with Citizens the liability for credit losses, with our company being responsible for between 5% to 100% of lost principal balances, depending on factors specified in the CFP Agreement. Additionally, we are responsible for reimbursing Citizens for the credit card transaction fees associated with these loans. The present value of the estimated total fees owed by us to Citizens, based on current loans outstanding, are recorded as a derivative liability on our consolidated balance sheet. The initial term of the CFP Agreement is five years, subject to automatic, one-year renewals unless terminated by either party in accordance with its terms. Because the Vivint Flex Pay plan separates payments for our smart home devices from payments for our Smart Home Services, under the plan agreements, following the expiration of the term of subscribers’ initial contract term, annual revenues will primarily be limited to fees from our Services. Thus, our revenues and margins are expected to be lower over the life of the subscriber than under our historical service contracts.

The launch of Vivint Flex Pay enables Legacy Vivint Smart Home to accelerate the acquisition of new subscribers and expand our market opportunity by reducing upfront cash requirements associated with new subscriber acquisitions. Vivint Flex Pay also improves our unit economics, increases contract length, reduces our balance sheet risk, and increases the capital efficiency of our business. Today, Vivint Flex Pay is the significant driver of our subscriber retention strategy. Our retention improves as our subscribers enter into longer term contracts. Vivint Flex Pay has also improved Legacy Vivint Smart Home’s subscriber economics with an Average Subscriber Lifetime of 92 months (approximately 8 years) as of December 31, 2019. If our expected long-term annualized attrition rate increases by 1% to 14%, Average Subscriber Lifetime would decrease to approximately 86 months. Conversely, if our expected attrition decreases by 1% to 12%, our Average Subscriber Lifetime would increase to approximately 100 months. Although there are costs to acquiring new subscribers, because we operate on a recurring revenue-based model, acquiring subscribers results in cumulative value generation that compounds and accrues over time.

We expect to continue investing in innovative technologies that will make our platform more valuable and engaging for subscribers, and we expect to continue investing in our subscriber acquisition channels to further improve the economics of our business model.

Recurring services for our subscriber contracts are billed directly to the subscriber in advance, generally monthly, pursuant to the terms of subscriber contracts and recognized ratably over the service period. Because we view the sale of our subscription and the accompanying devices as a single, combined performance obligation, we recognize these revenues together, ratably, generally over the course of the contract. We operate in a single, reportable segment.

Key Factors Affecting Operating Results

Our future operating results and cash flows are dependent upon a number of opportunities, challenges and other factors, including our ability to efficiently grow our subscriber base, expand our Product and Service offerings to generate increased revenue per user, provide high quality Products and subscriber service to maximize subscriber lifetime value and improve the leverage of our business model.

Market factors and disruptions in global markets may also affect our future operating results and cash flows. For example, we cannot presently estimate the overall operational and financial impact of the coronavirus disease (COVID-19), which could be material to our 2020 results, and which is highly dependent on the breadth and duration of the outbreak and could be affected by other factors we are not currently able to predict.

Key factors affecting our operating results include the following:

Subscriber Lifetime

Our ability to retain subscribers has a significant impact on our financial results, including revenues, operating income, and operating cash flows. Because we operate a business built on recurring revenues, subscriber lifetime is a key determinant of our operating success. Legacy Vivint Smart Home’s Average Subscriber Lifetime was 92 months (approximately 8 years) as of December 31, 2019. If our expected long-term annualized attrition rate increases by 1% to 14%, Average Subscriber Lifetime would decrease to approximately 86 months. Conversely, if our expected attrition decreases by 1% to 12%, our Average Subscriber Lifetime would increase to approximately 100 months. A portion of the subscriber base can be expected to cancel its service every year. Subscribers may choose not to renew or may terminate their contracts for a variety of reasons, including, but not limited to, relocation, cost, switching to a competitor’s service or service issues. We analyze our retention by tracking the number of subscribers who remain as a percentage of the monthly average number of subscribers at the end of each 12 month period. We caution investors that not all companies, investors and analysts in our industry define retention in this manner.

The table below presents Legacy Vivint Smart Home’s subscriber data for the years ended December 31, 2019, 2018 and 2017:

	Year ended December 31,
	2019	2018	2017
Beginning balance of subscribers	1,444,822	1,292,698	1,146,746
New subscribers	316,403	322,574	279,735
Attrition	(208,684)	(170,450)	(133,783)

Ending balance of subscribers	1,552,541	1,444,822	1,292,698

Monthly average subscribers	1,502,310	1,380,741	1,214,696

Attrition rate	13.9%	12.3%	11.0%

Historically, Legacy Vivint Smart Home has experienced an increased level of subscriber cancellations in the months surrounding the expiration of such subscribers’ initial contract term. Attrition in any twelve month period may be impacted by the number of subscriber contracts reaching the end of their initial term in such period. Attrition in the twelve months ended December 31, 2019, reflects the effect of the 2014 60-month, 2015 42-month and 2016 42-month contracts reaching the end of their initial contract term. Attrition in the twelve months ended December 31, 2018 reflects the effect of the 2013 60-month, 2014 60-month and 2015 42-month contracts reaching the end of their initial contract term. We believe this trend in cancellations at the end of the initial contract term is comparable to other companies within our industry.

Our subscribers are the foundation of our recurring revenue-based model. Our operating results are affected by the level of our net acquisition costs to generate those subscribers and the value of Products and Services purchased by them. A reduction in net subscriber acquisition costs or an increase in the total value of Products or Services purchased by a new subscriber increases the life-time value of that subscriber, which in turn, improves our operating results and cash flows over time.

The net upfront cost of adding incremental subscribers is a key factor impacting our ability to scale. Vivint Flex Pay has made it more affordable to accelerate the growth in New Subscribers. Prior to Vivint Flex Pay, Legacy Vivint Smart Home recovered the cost of equipment installed in subscribers’ homes over time through their monthly service billings. From the introduction of Vivint Flex Pay in early 2017 through December 31, 2019, 14% of Legacy Vivint Smart Home subscribers have financed their equipment purchases through RICs, which were funded through Legacy Vivint Smart Home’s balance sheet. We expect the percentage of subscriber contracts financed through RICs to continue decreasing over time. In addition, since the introduction of Vivint Flex Pay in 2017, 100% of new Legacy Vivint Smart Home subscribers have either opted to use this program to finance their equipment costs or paid for their equipment themselves at the time of contract origination. This has greatly reduced the net cost per acquisition, as well as the balance sheet impact of acquiring subscribers. Moving forward, we will continue to explore ways to grow our subscriber base in a cost-effective manner through our existing sales and marketing channels, through the growth of our financing programs, as well as through strategic partnerships and new channels, as these opportunities arise.

We believe the Vivint Flex Pay program will result in higher retention, more revenue per user, and thus greater subscriber lifetime values. Existing subscribers are also able to use Vivint Flex Pay to upgrade their systems or to add new products and services, which we believe further increases subscriber lifetime value. This positively impacts our operating performance, and we anticipate that adding additional financing partners to the Vivint Flex Pay program, both in the United States and Canada, will generate additional revenue growth and a subsequent increase in subscriber lifetime value.

Sales and Marketing Efficiency

Our continued ability to attract and sign new subscribers in a cost-effective manner across the United States and Canada will be a key determinant of our future operating performance. Because our direct-to-home and national inside sales channels are currently our primary means of subscriber acquisition, we have invested heavily in scaling these teams. There is a lag in the productivity of new hires, which we anticipate will improve over the course of their tenure, impacting our subscriber acquisition rates and overall operating success. These Smart Home Pros are instrumental to subscriber growth in the regions we cover, and their continued productivity is vital to our future success.

Generating subscriber growth through these investments in our sales teams depends, in part, on our ability to launch cost-effective marketing campaigns, both online and offline. This is particularly true for our NIS channel, because NIS fields inbound requests from subscribers who find us using online search and submitting our on-site contact form. Our marketing campaigns attract potential subscribers and successfully build awareness of our brand across all our sales channels. We also believe that building brand awareness is important to countering the competition we face from other companies in the geographies we serve, particularly in those markets where our direct-to-home sales representatives are present. We expect to scale our retail channel through several pilot programs. Similar to the delay between the hiring of a Smart Home Pro and the resulting revenue generation, we anticipate that our retail efforts will take time to reach capacity. Once they do, we hope to accelerate subscriber acquisition and revenue growth by scaling this channel, while maintaining our unit economics.

Expansion of Platform Monetization

As smart home technology develops, we will continue expanding the breadth and depth of our offerings to reflect the growing needs of our subscriber base and focus on expanding our platform through the addition of new smart home experiences and use cases. As a result of Legacy Vivint Smart Home’s investments to date, our smart home platform is active in over 1.5 million households. We will continue to develop our Smart Home Operating System to include new complex automation capabilities, use case scenarios, and comprehensive device integrations. The Legacy Vivint Smart Home platform supports over 20 million connected devices, as of December 31, 2019.

With each new Product, Service, or feature we add to our platform, we create an opportunity to generate revenue, either through sales to our existing subscribers or through the acquisition of new subscribers. As a result, we anticipate that offering a broader range of smart home experiences will allow us to grow revenue, because it improves our ability to offer tailored service packages to subscribers with different needs. This is the rationale behind our addition of Carguard, a service that expands our smart home experience beyond the four walls of the home. We believe this expansion of our Product and Service offerings will allow us to build our subscriber base, while maintaining or improving margins.

Whether we upsell existing subscribers or acquire new ones, expansion of our platform and corresponding monetization strategies directly impacts our revenue growth and our average revenue per user, and therefore, our operating results.

Subscribers who contract for a smart home are signing up for our combined proprietary smart home devices and tech-enabled service offerings. At the time of signing, subscribers choose the subscription-based service that matches their smart home needs. Because our revenue and operating margins are determined by which package a subscriber signs up for, ensuring that new subscribers choose the appropriate service offering is a major determinant of our operating success. Additionally, because we cover 98% of US zip codes, our service costs greatly impact our operating margins. Over time, as our organization grows, we achieve economies of scale on our service costs. While we anticipate that our service costs per subscriber will decline over time, an unanticipated increase in service costs could negatively impact our profitability moving forward.

Investment in Future Projects

Legacy Vivint Smart Home has made significant investments in the development of our organization, and we expect to leverage these investments to continue expanding our Product and Service offerings over time, including integration with third party products to drive future revenue. Our ability to expand our smart home platform and to monetize the platform as it develops will significantly impact our operating performance and profitability in the future.

We believe that the smart home of the future will be an ecosystem in which businesses will seek to deliver products and services to subscribers in a way that addresses the individual subscriber’s lifestyle and needs. As the smart home becomes the setting for the delivery of a wide range of these products and services, including healthcare, entertainment, home maintenance, elder care, beauty, and consumer goods, we hope to become the hub of this ecosystem and the strategic partner of choice for the businesses delivering these products and services.

Our success in connecting with business partners who integrate with our Smart Home Operating System in order to reach and interact with our subscriber base will be a key determinant of our continued operating success. We expect that additional partnerships will generate incremental revenue, because we will share in the revenue generated by each partner-provided product or service sale that occurs as a result of integration with our smart home platform. If we are able to continue expanding our curated set of partnerships with influential companies, as we already have with Google, Amazon, and Philips, we believe that this will help us to increase our revenue and resulting profitability.

Our ability to introduce a full suite of high-quality innovative new offerings that further expands our existing smart home platform will affect our ability to retain, grow and further monetize our subscriber base. Furthermore, we believe that by vertically integrating the development and design of our Products and Services with our existing sales and subscriber service activities allows us to more quickly respond to market needs, and better understand our subscribers’ interactions and engagement with our Products and Services. This provides critical data that we expect to enable us to continue improving the power, usability and intelligence of these Products and Services. We expect to continue investing in technologies that will make our platform more valuable and engaging for subscribers.

Key Performance Measures

In evaluating our results, we review several key performance measures discussed below. We believe that the presentation of such metrics is useful to our investors and lenders because they are used to measure the value of companies such as ours with recurring revenue streams. Management uses these metrics to analyze its continuing operations and to monitor, assess, and identify meaningful trends in the operating and financial performance of the company.

Total Subscribers

Total subscribers is the aggregate number of active smart home and security subscribers at the end of a given period.

Total Monthly Revenue

Total monthly revenue, or Total MR, is the average monthly total revenue recognized during the period.

Average Monthly Revenue per User

Average monthly revenue per user, or AMRU, is Total MR divided by average monthly Total Subscribers during a given period.

Total Monthly Service Revenue

Total monthly service revenue, or MSR, is the contracted recurring monthly service billings to our smart home and security subscribers, based on the Total Subscribers number as of the end of a given period.

Average Monthly Service Revenue per User

Average monthly service revenue per user, or AMSRU, is Total MSR divided by Total Subscribers at the end of a given period.

Attrition Rate

Attrition rate is the aggregate number of canceled smart home and security subscribers during the prior 12 month period divided by the monthly weighted average number of Total Subscribers based on the Total Subscribers at the beginning and end of each month of a given period. Subscribers are considered canceled when they terminate in accordance with the terms of their contract, are terminated by us or if payment from such subscribers is deemed uncollectible (when at least four monthly billings become past due). If a sale of a service contract to third parties occurs, or a subscriber relocates but continues their service, we do not consider this as a cancellation. If a subscriber transfers their service contract to a new subscriber, we do not consider this as a cancellation.

Average Subscriber Lifetime

Average subscriber lifetime, in number of months, is 100% divided by our expected long-term annualized attrition rate (which is currently estimated at 13%) multiplied by 12 months.

Net Service Cost per Subscriber

Net service cost per subscriber is the average monthly service costs incurred during the period (both period and capitalized service costs), including monitoring, customer service, field service and other service support costs, less total non-recurring Smart Home Services billings for the period divided by average monthly Total Subscribers for the same period.

Net Service Margin

Net service margin is the monthly average MSR for the period, less total average net service costs for the period divided by the monthly average MSR for the period.

New Subscribers

New subscribers is the aggregate number of net new smart home and security subscribers originated during a given period. This metric excludes new subscribers acquired by the transfer of a service contract from one subscriber to another.

Net Subscriber Acquisition Costs per New Subscriber

Net subscriber acquisition costs per New Subscriber is the net cash cost to create new smart home and security subscribers during a given 12 month period divided by New Subscribers for that period. These costs include commissions, Products, installation, marketing, sales support and other allocations (general and administrative and overhead); less upfront payment received from the sale of Products associated with the initial installation, and installation fees. These costs exclude capitalized contract costs and upfront proceeds associated with contract modifications.

Total Monthly Service Revenue for New Subscribers

Total Monthly Service Revenue for New Subscribers is the contracted recurring monthly service billings to our New Subscribers during the prior 12 month period.

Total Bookings

Total bookings is Total Monthly Service Revenue for New Subscribers multiplied by Average Subscriber Lifetime, plus total Product revenue to be recognized over the contract term from New Subscribers during the prior 12 month period.

Total Backlog

Total backlog is total unrecognized Product revenue plus total Service revenue expected to be recognized over the remaining subscriber lifetime for Total Subscribers.

Components of Results of Operations

Total Revenues

Recurring and Other Revenue

Our revenues are generated through the sale and installation of our Smart Home Services contracted for by our subscribers. Recurring Smart Home Services for our subscriber contracts are billed directly to the subscriber in advance, generally monthly, pursuant to the terms of subscriber contracts and recognized ratably over the service period. Revenues from Products are deferred and generally recognized on a straight-line basis over the customer contract term, the amount of which is dependent on the total sales price of Products sold. Imputed interest associated with RIC receivables is recognized over the initial term of the RIC. The amount of revenue from Services is dependent upon which of our service offerings is included in the subscriber contracts. Our smart home and video offerings generally provide higher service revenue than our base smart home service offering. Historically, Legacy Vivint Smart Home has generally offered contracts to subscribers that range in length from 36 to 60 months that are subject to automatic monthly renewal after the expiration of the initial term. In addition, to a lesser extent, it has contracts that are offered as month-to-month at the time of origination. At the end of each monthly period, the portion of recurring fees related to services not yet provided are deferred and recognized as these services are provided.

Total Costs and Expenses

Operating Expenses

Operating expenses primarily consists of labor associated with monitoring and servicing subscribers and labor and expenses associated with Products used in service repairs. We also incur equipment costs associated with excess and obsolete inventory and rework costs related to Products removed from subscribers’ homes. In addition, a portion of general and administrative expenses, comprised of certain human resources, facilities and information technology costs are allocated to operating expenses. This allocation is primarily based on employee headcount and facility square footage occupied. Because our full-time smart home professionals (“Smart Home Pros”) perform most subscriber installations related to customer moves, customer upgrades or those generated through our national inside sales channels, the costs incurred within field service associated with these installations are allocated to capitalized contract costs. We generally expect our operating expenses to increase in absolute dollars as the total number of subscribers we service continues to grow, but to remain relatively constant in the near to intermediate term as a percentage of our revenue.

Selling Expenses

Selling expenses are primarily comprised of costs associated with housing for our direct-to-home sales representatives, advertising and lead generation, marketing and recruiting, certain portions of sales commissions (residuals), overhead (including allocation of certain general and administrative expenses) and other costs not directly tied to a specific subscriber origination. These costs are expensed as incurred. We generally expect our selling expenses to increase in absolute dollars as the total number of subscriber originations continues to grow, but to remain relatively constant in the near to intermediate term as a percentage of our revenue.

General and Administrative Expenses

General and administrative expenses consist largely of finance, legal, research and development, or R&D, human resources, information technology and executive management expenses, including stock-based compensation expense. Stock-based compensation expense is recorded within various components of our costs and expenses. General and administrative expenses also include the provision for doubtful accounts. We allocate approximately one-third of our gross general and administrative expenses, excluding the provision for doubtful accounts, into operating and selling expenses in order to reflect the overall costs of those components of the business. We generally expect our general and administrative expenses to increase in absolute dollars to support the overall growth in our business, but to decrease in the near to intermediate term as a percentage of our revenue.

Depreciation and Amortization

Depreciation and amortization consists of depreciation from property, plant and equipment, amortization of equipment leased under finance leases, capitalized contract costs and intangible assets. We generally expect our depreciation and amortization expenses to increase in absolute dollars as we grow our business and increase the number of new subscribers originated on an annual basis, but to remain relatively constant in the near to intermediate term as a percentage of our revenue.

Restructuring Expenses

Restructuring expenses are comprised of costs incurred in relation to activities to exit or dispose of portions of our business that do not qualify as discontinued operations. Expenses for related termination benefits are recognized at the date we notify the employee, unless the employee must provide future service, in which case the benefits are expensed ratably over the future service period. Liabilities related to termination of a contract are measured and recognized at fair value when the contract does not have any future economic benefit to the entity and the fair value of the liability is determined based on the present value of the remaining obligation.

Critical Accounting Policies and Estimates

In preparing our consolidated financial statements, we make assumptions, judgments and estimates that can have a significant impact on our revenue, loss from operations and net loss, as well as on the value of certain assets and liabilities on our consolidated balance sheets. We base our assumptions, judgments and estimates on historical experience and various other factors that we believe to be reasonable under the circumstances. Actual results could differ materially from these estimates under different assumptions or conditions. At least quarterly, we evaluate our assumptions, judgments and estimates and make changes accordingly. Historically, our assumptions, judgments and estimates relative to our critical accounting estimates have not differed materially from actual results. We believe that the assumptions, judgments and estimates involved in the accounting for revenue recognition, deferred revenue, capitalized contract costs, derivatives, retail installment contract receivables, allowance for doubtful accounts, loss contingencies, valuation of intangible assets, impairment of long-lived assets, fair value and income taxes have the greatest potential impact on our consolidated financial statements; therefore, we consider these to be our critical accounting estimates. For information on our significant accounting policies, see Note 2 to the accompanying audited consolidated financial statements.

Revenue Recognition

We offer our customers smart home services combining Products, including a proprietary control panel, door and window sensors, door locks, security cameras and smoke alarms; installation; and a proprietary back-end cloud platform software and Services. These together create an integrated system that allows our customers to monitor, control and protect their home. Our customers are buying this integrated system that provides them with these Smart Home Services. The number and type of Products purchased by a customer depends on their desired functionality. Because the Products and Services included in the customer’s contract are integrated and highly interdependent, and because they must work together to deliver the Smart Home Services, we have concluded that installed Products, related installation and Services contracted for by the customer are generally not distinct within the context of the contract and, therefore, constitute a single, combined performance obligation. Revenues for this single, combined performance obligation are recognized on a straight-line basis over the customer’s contract term, which is the period in which the parties to the contract have enforceable rights and obligations. We have determined that certain contracts that do not require a long-term commitment for monitoring services by the customer contain a material right to renew the contract, because the customer does not have to purchase Products upon renewal. Proceeds allocated to the material right are recognized over the period of benefit, which is generally three years.

The majority of our subscription contracts are between three and five years in length and are non-cancelable. These contracts with customers generally convert into month-to-month agreements at the end of the initial term, and some customer contracts are month-to-month from inception. Payment for recurring monitoring and other Smart Home Services is generally due in advance on a monthly basis.

Sales of Products and other one-time fees such as service fees or installation fees are invoiced to the customer at the time of sale. Revenues for wireless internet service that were provided by Vivint Wireless Inc. and any Products or Services that are considered separate performance obligations are recognized when those Products or Services are delivered. Taxes collected from customers and remitted to governmental authorities are not included in revenue. Payments received or amounts billed in advance of revenue recognition are reported as deferred revenue.

We consider Products, related installation, and our proprietary back-end cloud platform software and services an integrated system that allows our customers to monitor, control and protect their homes. These Smart Home Services are accounted for as a single performance obligation that is recognized over the customer’s contract term, which is generally three to five years.

Deferred Revenue

Our deferred revenues primarily consist of amounts for sales (including upfront proceeds) of Smart Home Services. Deferred revenues are recognized over the term of the related performance obligation, which is generally three to five years.

Capitalized Contract Costs

Capitalized contract costs represent the costs directly related and incremental to the origination of new contracts, modification of existing contracts or to the fulfillment of the related subscriber contracts. These include commissions, other compensation and related costs incurred directly for the origination and installation of new or upgraded customer contracts, as well as the cost of Products installed in the subscriber’s home at the commencement or modification of the contract. We calculate amortization by accumulating all deferred contract costs into separate portfolios based on the initial month of service and amortize those deferred contract costs on a straight-line basis over the expected period of benefit that we have determined to be five years, consistent with the pattern in which we provide services to our customers. We believe this pattern of amortization appropriately reduces the carrying value of the capitalized contract costs over time to reflect the decline in the value of the assets as the remaining period of benefit for each monthly portfolio of contracts decreases. The period of benefit of five years is longer than a typical contract term because of anticipated contract renewals. We apply this period of benefit to our entire portfolio of contracts. We update our estimate of the period of benefit periodically and whenever events or circumstances indicate that the period of benefit could change significantly. Such changes, if any, are accounted for prospectively as a change in estimate. Amortization of capitalized contract costs is included in “Depreciation and Amortization” on the consolidated statements of operations.

The carrying amount of the capitalized contract costs is periodically reviewed for impairment. In performing this review, we consider whether the carrying amount of the capitalized contract costs will be recovered. In estimating the amount of consideration we expect to receive in the future related to capitalized contract costs, we consider factors such as attrition rates, economic factors, and industry developments, among other factors. If we determine that capitalized contract costs are impaired, we recognize an impairment loss for the amount by which the carrying amount of the capitalized contract costs and the anticipated costs that relate directly to providing the future services exceed the consideration that we have received and that we expect to receive in the future.

Contract costs not directly related and incremental to the origination of new contracts, modification of existing contracts or to the fulfillment of the related subscriber contracts are expensed as incurred. These costs include those associated with housing, marketing and recruiting, non-direct lead generation costs, certain portions of sales commissions and residuals, overhead and other costs considered not directly and specifically tied to the origination of a particular subscriber.

On the accompanying consolidated statement of cash flows, capitalized contract costs are classified as operating activities and reported as “Capitalized contract costs – deferred contract costs” as these assets represent deferred costs associated with subscriber contracts.

Consumer Financing Program

Vivint Flex Pay became Legacy Vivint Smart Home’s primary sales model beginning in March 2017. Under Vivint Flex Pay, customers pay separately for Products and Services. The customer has the following three ways to pay for the Products: (1) qualified customers in the United States may finance the purchase of Products through a third-party financing provider (“Consumer Financing Program”), (2) we offer to some customers not eligible for the Consumer Financing Program, but who qualify under our underwriting criteria, the option to enter into a retail installment contract (“RIC”) directly with us, or (3) customers may purchase the Products at the outset of the service contract by check, automatic clearing house payments (“ACH”), credit or debit card.

Under the Consumer Financing Program, qualified customers are eligible for loans provided by third-party financing providers up to $4,000. The annual percentage rates on these loans range between 0% and 9.99%, based on the customer’s credit quality, and are either installment loans or revolving loans with a 42 or 60 month term.

For certain third-party provider loans, we pay a monthly fee based on either the average daily outstanding balance of the loans or the number of outstanding loans, depending on the third-party financing provider and we share liability for credit losses, with the Company being responsible for between 5% and 100% of lost principal balances. Additionally, we are responsible for reimbursing certain third-party financing providers for the credit card transaction fees associated with the loans. Because of the nature of these provisions, we record a derivative liability at its fair value when the third-party financing provider originates loans to customers, which reduces the amount of estimated revenue recognized on the provision of the services. The derivative liability represents the estimated remaining amounts to be paid to the third-party provider by us related to outstanding loans, including the monthly fees based on either the outstanding loan balances or the number of outstanding loans, shared liabilities for credit losses and customer payment processing fees. The derivative liability is reduced as payments are made by us to the third-party financing provider. Subsequent changes to the fair value of the derivative liability are realized through other expenses (income), net in the Consolidated Statement of Operations.

For other third-party loans, we receive net proceeds (net of fees and expected losses) for which we have no further obligation to the third-party. We record these net proceeds to deferred revenue.

Retail Installment Contract Receivables

For subscribers that enter into a RIC to finance the purchase of Products and related installation, we record a receivable for the amount financed. Gross RIC receivables are reduced for (i) expected write-offs of uncollectible balances over the term of the RIC and (ii) a present value discount of the expected cash flows using a risk adjusted market interest rate (together, the “RIC Discount”). Therefore, the RIC receivables equal the present value of the expected cash flows to be received by us over the term of the RIC. At the time of installation, we record a long-term note receivable within long-term notes receivables and other assets, net on the consolidated balance sheets for the present value of the receivables that are expected to be collected beyond 12 months of the reporting date. The unbilled receivable amounts that are expected to be collected within 12 months of the reporting date are included as a short-term notes receivable within accounts and notes receivable, net on the consolidated balance sheets. The billed amounts of notes receivable are included in accounts receivable within accounts and notes receivable, net on the consolidated balance sheets.

We impute the interest on the RIC receivable using a risk adjusted market interest rate and record it as an adjustment to deferred revenue and as an adjustment to the face amount of the related receivable. The risk adjusted interest rate considers a number of factors, including credit quality of the subscriber base and other qualitative considerations such as macro-economic factors. The imputed interest income is recognized over the term of the RIC contract as recurring and other revenue on the consolidated statements of operations.

When we determine that there are RIC receivables that have become uncollectible, we record an adjustment to the RIC Discount and reduce the related note receivable balance. On a regular basis, we also assess the level of the RIC Discount balance based on historical RIC write-off trends and adjust the balance, if necessary. Account balances are written-off if collection efforts are unsuccessful and future collection is unlikely based on the length of time from the day accounts become past due.

Accounts Receivable

Accounts receivable consists primarily of amounts due from subscribers for recurring monthly monitoring Services and the billed portion of RIC receivables. The accounts receivable are recorded at invoiced amounts and are non-interest bearing and are included within accounts and notes receivable, net on the consolidated balance sheets. We estimate this allowance based on historical collection experience and subscriber attrition rates. When we determine that there are accounts receivable that are uncollectible, they are charged off against the allowance for doubtful accounts. The provision for doubtful accounts is included in general and administrative expenses in the accompanying consolidated statements of operations.

Loss Contingencies

We record accruals for various contingencies including legal proceedings and other claims that arise in the normal course of business. The accruals are based on judgment, the probability of losses and, where applicable, the consideration of opinions of legal counsel. We record an accrual when a loss is deemed probable to occur and is reasonably estimable. Factors that we consider in the determination of the likelihood of a loss and the estimate of the range of that loss in respect of legal matters include the merits of a particular matter, the nature of the litigation, the length of time the matter has been pending, the procedural posture of the matter, whether we intend to defend the matter, the likelihood of settling for an insignificant amount and the likelihood of the plaintiff accepting an amount in this range. However, the outcome of such legal matters is inherently unpredictable and subject to significant uncertainties.

Goodwill and Intangible Assets

Purchase accounting requires that all assets and liabilities acquired in a transaction be recorded at fair value on the acquisition date, including identifiable intangible assets separate from goodwill. For significant acquisitions, we obtain independent appraisals and valuations of the intangible (and certain tangible) assets acquired and certain assumed obligations as well as equity. Identifiable intangible assets include customer relationships and other purchased and internally developed technology. Goodwill represents the excess of cost over the fair value of net assets acquired.

The estimated fair values and useful lives of identified intangible assets are based on many factors, including estimates and assumptions of future operating performance and cash flows of the acquired business, estimates of cost avoidance, the nature of the business acquired, the specific characteristics of the identified intangible assets and our historical experience and that of the acquired business. The estimates and assumptions used to determine the fair values and useful lives of identified intangible assets could change due to numerous factors, including product demand, market conditions, regulations affecting the business model of our operations, technological developments, economic conditions and competition.

We conduct a goodwill impairment analysis annually in the fourth fiscal quarter, as of October 1, and as necessary if changes in facts and circumstances indicate that the fair value of our reporting units may be less than their carrying amounts. When indicators of impairment do not exist and certain accounting criteria are met, we are able to evaluate goodwill impairment using a qualitative approach. When necessary, our quantitative goodwill impairment test consists of two steps. The first step requires that we compare the estimated fair value of our reporting units to the carrying value of the reporting unit’s net assets, including goodwill. If the fair value of the reporting unit is greater than the carrying value of its net assets, goodwill is not considered to be impaired and no further testing is required. If the fair value of the reporting unit is less than the carrying value of its net assets, we would be required to complete the second step of the test by analyzing the fair value of its goodwill. If the carrying value of the goodwill exceeds its fair value, an impairment charge is recorded. Our reporting units are determined based on our current reporting structure, which as of December 31, 2019 consisted of one reporting unit. As of December 31, 2019, there were no changes in facts and circumstances since the most recent annual impairment analysis to indicate impairment existed.

Property, Plant and Equipment and Long-lived Assets

Property, plant and equipment are stated at cost and depreciated on the straight-line method over the estimated useful lives of the assets or the lease term for assets under finance leases, whichever is shorter. Intangible assets with definite lives are amortized over the remaining estimated economic life of the underlying technology or relationships, which ranges from two to ten years. Definite-lived intangible assets are amortized on the straight-line method over the estimated useful life of the asset or in a pattern in which the economic benefits of the intangible asset are consumed. Amortization expense associated with leased assets is included with depreciation expense. Routine repairs and maintenance are charged to expense as incurred.

We review long-lived assets, including property, plant and equipment, capitalized contract costs, and definite-lived intangibles for impairment when events or changes in circumstances indicate that the carrying amount may not be recoverable. We consider whether or not indicators of impairment exist on a regular basis and as part of each quarterly and annual financial statement close process. Factors we consider in determining whether or not indicators of impairment exist include market factors and patterns of customer attrition. If indicators of impairment are identified, we estimate the fair value of the assets. An impairment loss is recognized if the carrying amount of a long-lived asset is not recoverable and exceeds its fair value.

We conduct an indefinite-lived intangible impairment analysis annually as of October 1, and as necessary if changes in facts and circumstances indicate that the fair value of our indefinite-lived intangibles may be less than the carrying amount. When indicators of impairment do not exist and certain accounting criteria are met, we are able to evaluate indefinite-lived intangible impairment using a qualitative approach. When necessary, our quantitative impairment test consists of two steps. The first step requires that we compare the estimated fair value of our indefinite-lived intangibles to the carrying value. If the fair value is greater than the carrying value, the intangibles are not considered to be impaired and no further testing is required. If the fair value is less than the carrying value, an impairment loss in an amount equal to the difference is recorded.

Income Taxes

We account for income taxes based on the asset and liability method. Under the asset and liability method, deferred tax assets and deferred tax liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Valuation allowances are established when necessary to reduce deferred tax assets when it is determined that it is more likely than not that some portion, or all, of the deferred tax asset will not be realized.

We recognize the effect of an uncertain income tax position on the income tax return at the largest amount that is more likely than not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Our policy for recording interest and penalties is to record such items as a component of the provision for income taxes.

Changes in tax laws and rates could also affect recorded deferred tax assets and liabilities in the future. We record the effect of a tax rate or law change on our deferred tax assets and liabilities in the period of enactment. Future tax rate or law changes could have a material effect on our results of operations, financial condition, or cash flows.

Recent Accounting Pronouncements

See Note 2 to our accompanying audited Consolidated Financial Statements.

Basis of Presentation

We conduct business through one operating segment, Vivint and primarily operate in two geographic regions: the United States and Canada. See Note 16 in the accompanying consolidated financial statements for more information about Legacy Vivint Smart Home’s geographic segments.

Results of operations

	Year ended December 31,
	2019	2018	2017
	(in thousands)
Total revenues	$1,155,981	$1,050,441	$881,983
Total costs and expenses	1,298,266	1,297,221	1,037,476

Loss from operations	(142,285)	(246,780)	(155,493)
Other expenses	252,326	227,466	253,628

Loss before taxes	(394,611)	(474,246)	(409,121)
Income tax expense (benefit)	1,313	(1,611)	1,078

Net loss	$(395,924)	$(472,635)	$(410,199)

Key performance measures

	Year ended December 31,
	2019	2018	2017
Total Subscribers (in thousands)	1,552.5	1,444.8	1,292.7
Total MSR (in thousands)	$79,858	$76,103	$70,992
AMSRU	$51.44	$52.67	$54.92
Net subscriber acquisition costs per new subscriber	$1,018	$1,189	$1,594
Net service cost per subscriber	$13.73	$16.27	$15.69
Net service margin	74%	69%	72%
Average subscriber lifetime (months)	92	91	90
Total bookings (in millions)	$1,753	$1,676	$1,524
Total backlog (in millions)	$5,813	$5,163	$4,758

	Year ended December 31,
	2019		2018		2017
	As Reported	As Adjusted (1)	As Reported	As Adjusted (1)
Total MR (in thousands)	$97,093	$92,787	$87,537	$83,879	$73,499
AMRU	$64.44	$61.58	$63.11	$60.47	$60.21

(1)

As adjusted excludes the impact of adopting Topic 606 associated with total revenues recognized. See Note 3 “Revenue and Capitalized Contract Costs” in the accompanying notes to consolidated financial statements for additional information related to the impact of adopting this standard and a discussion of Legacy Vivint Smart Home’s updated policies related to revenue recognition and accounting for costs to obtain and fulfill a customer contract.

Year Ended December 31, 2019 Compared to the Year Ended December 31, 2018

Revenues

The following table provides our revenue for the years ended December 31, 2019 and 2018:

	2019	2018	% Change
	(in thousands)
Recurring and other revenue	$1,155,981	$1,050,441	10%

Recurring and other revenue increased $105.5 million, or 10% for the year ended December 31, 2019 as compared to the year ended December 31, 2018. An increase in Total Subscribers of approximately 7.5% led to an increase of approximately $91.6 million in recurring and other revenue and an increase in AMRU resulted in an increase of approximately $28.9 million in recurring and other revenue. In addition, during the year ended December 31, 2019, Legacy Vivint Smart Home recorded an adjustment to reduce recurring and other revenue of $9.1 million associated with a change in accounting estimate related to RIC receivables associated with subscribers originated in 2017 and 2018 (see Note 4 in the accompanying consolidated financial statements). The spin-off of Legacy Vivint Smart Home’s wireless internet business in July 2019 resulted in a $4.1 million decrease in recurring and other revenue (see Note 10 in the accompanying consolidated financial statements for further information on the Wireless spin-off). When compared to the year ended December 31, 2018, currency translation negatively affected recurring and other revenue by $1.7 million, as computed on a constant foreign currency basis.

Costs and Expenses

The following table provides the significant components of Legacy Vivint Smart Home’s costs and expenses for the years ended December 31, 2019 and 2018:

	2019	2018	% Change
	(in thousands)
Operating expenses	$369,285	$355,813	4%
Selling expenses	193,359	213,386	(9)%
General and administrative	192,182	209,257	(8)%
Depreciation and amortization	543,440	514,082	6%
Restructuring and asset impairment charges	—	4,683	NM

Total costs and expenses	$1,298,266	$1,297,221	—%

(1)	Not Meaningful (“NM”)

Operating expenses for the year ended December 31, 2019 increased $13.5 million, or 4%, as compared to the year ended December 31, 2018. This increase was primarily due to increases of $7.4 million in personnel and related costs; facility and rent expense of $5.5 million; information technology expenses of $4.2 million; contracted services of $3.2 million; and $2.6 million of payment processing and bank fees. These increases were offset by decreases of $5.5 million in costs associated with our retail and other sales pilots and a decrease of $2.8 million associated with the spin-off of our wireless internet business in July 2019.

Selling expenses, excluding capitalized contract costs, decreased $20.0 million, or 9%, for the year ended December 31, 2019 as compared to the year ended December 31, 2018, primarily due to decreases of $12.2 million in personnel and related costs; expenses associated with our retail and other sales pilots of $9.5 million; and housing and related costs of $6.9 million. These decreases were offset by an increase in marketing costs of $10.2 million primarily associated with lead generation.

General and administrative expenses decreased $17.1 million, or 8%, for the year ended December 31, 2019 as compared to the year ended December 31, 2018, primarily due to decreases of $10.0 million in G&A expenses from the wireless internet business, personnel and related costs of $6.3 million, information technology costs of $3.5 million, third-party contract costs of $2.3 million primarily associated with professional services, and research and development costs of $1.9 million. These decreases were offset by an increase of $5.7 million in bad debt expense and an increase of $1.7 million in facility-related costs.

Depreciation and amortization for the year ended December 31, 2019 increased $29.4 million, or 6%, as compared to the year ended December 31, 2018 primarily due to increased amortization of capitalized contract costs related to new subscribers.

Restructuring expenses for the year ended December 31, 2018 related to employee severance and termination benefits expenses (See Note 11 to the accompanying Consolidated Financial Statements for further information).

Other Expenses, net

The following table provides the significant components of Legacy Vivint Smart Home’s other expenses, net, for the years ended December 31, 2019 and 2018:

	Year ended December 31,
	2019	2018	% Change
	(in thousands)
Interest expense	$260,014	$245,214	6%
Interest income	(23)	(425)	NM
Other income, net	(7,665)	(17,323)	NM

Total other expenses, net	$252,326	$227,466	11%

Interest expense increased $14.8 million, or 6%, for the year ended December 31, 2019, as compared with the year ended December 31, 2018, due to a higher principal balance on debt. See Note 5 to Legacy Vivint Smart Home’s accompanying Consolidated Financial Statements for further information on its long-term debt.

Other income, net represented $7.7 million for the year ended December 31, 2019, as compared to $17.3 million for the year ended December 31, 2018. The other income during the year ended December 31, 2019 was primarily due a gain on derivative instruments of $5.1 million and a foreign currency exchange gain of $3.4 million, offset by a loss on debt modification and extinguishment of $0.8 million. The other income during the year ended December 31, 2018 was primarily due to the $50.4 million gain associated with the sale of Legacy Vivint Smart Home’s Spectrum intangible assets (see Note 8 to the accompanying Consolidated Financial Statements for further information), offset by a loss on debt modification and extinguishment of $14.6 million, a loss on derivative instruments of $12.6 million and a foreign currency exchange loss of $7.1 million.

See Note 5 to our accompanying consolidated financial statements for further information on Legacy Vivint Smart Home’s long-term debt related to other expenses, net.

Income Taxes

The following table provides the significant components of Legacy Vivint Smart Home’s income tax expense (benefit) for the years ended December 31, 2019 and 2018:

	Year ended December 31,
	2019	2018	% Change
	(in thousands)
Income tax expense (benefit)	$1,313	$(1,611)	NM

Income tax expense was $1.3 million for the year ended December 31, 2019, as compared to an income tax benefit of $1.6 million for the year ended December 31, 2018. The tax expense and benefit for the years ended December 31, 2019 and 2018, respectively, resulted primarily from the income and loss in the Canadian subsidiary, U.S. minimum state taxes, and the partial release of the domestic valuation allowance in 2019 associated with certain acquisitions.

Year Ended December 31, 2018 Compared to the Year Ended December 31, 2017

Revenues

The following table provides the significant components of Legacy Vivint Smart Home’s revenue for the years ended December 31, 2018 and 2017:

	2018			2017	% Change
	As Reported	Topic 606 Adjustments	As Adjusted (1)		As Reported	As Adjusted
	(in thousands)
Recurring and other revenue	$1,050,441	$(99,780)	$950,661	$843,420	25%	13%
Service and other sales revenue	—	46,177	$46,177	26,988	NM	71%
Activation fees	—	9,705	$9,705	11,575	NM	(16)%

Total revenues	$1,050,441	$(43,898)	$1,006,543	$881,983	19%	14%

(1)

As adjusted excludes the impact of adopting Topic 606. See Note 3 “Revenue and Capitalized Contract Costs” in the accompanying notes to the consolidated financial statements for additional information related to the impact of adopting this standard and a discussion of our updated policies related to revenue recognition and accounting for costs to obtain and fulfill a customer contract.

Total revenues increased $168.5 million, or 19%, for the year ended December 31, 2018 as compared to the year ended December 31, 2017, of which $43.9 million was associated with the adoption of Topic 606 related to the timing of revenue recognition. The impact of Topic 606 primarily related to the change in timing of revenue recognition associated with customer payments related to Products.

Recurring and other revenue for the year ended December 31, 2018 increased $207.0 million, or 25%, as compared to the year ended December 31, 2017, of which $99.8 million related to the adoption of Topic 606 associated with the timing of revenue recognition and classification of revenue components. The as adjusted recurring and other revenue for the year ended December 31, 2018 totaled $950.7 million, an increase of $107.2 million, or 13%. Approximately $110.1 million of this increase in recurring and other revenue was due to an increase in Total Subscribers. Recognized deferred revenue increased $46.0 million and recognized RIC imputed interest increased $7.6 million, due to the increased subscriber base, increases in sales of Products and Legacy Vivint Smart Home’s transition to Vivint Flex Pay in 2017. When compared to the year ended December 31, 2017, currency translation had an immaterial impact, as computed on a constant currency basis. The increase in recurring and other revenue was partially offset by $53.7 million from a decrease in the AMSRU of approximately $3.00 attributable to the Legacy Vivint Smart Home’s transition to Vivint Flex Pay in early 2017 and a decrease of $2.7 million related to wireless.

Total service and other sales revenue for the year ended December 31, 2017 totaled $27.0 million. The as adjusted service and other sales revenue for the year ended December 31, 2018 totaled $46.2 million, which represented an increase of $19.2 million, or 71%, as compared to the year ended December 31, 2017, primarily due to upgrade Product sales and increased service-related billings.

Revenues recognized related to activation fees for the year ended December 31, 2017 totaled $11.6 million. The as adjusted revenues recognized related to activation fees for the year ended December 31, 2018 totaled $9.7 million, which represented a decrease of $1.9 million, or 16% as compared to the year ended December 31, 2017. This change was primarily due to activation fees no longer being billed separately to subscribers at the time of installation under Vivint Flex Pay.

Costs and Expenses

The following table provides the significant components of Legacy Vivint Smart Home costs and expenses for the years ended December 31, 2018 and 2017:

	2018			2017	% Change
	As Reported	Topic 606 Adjustments	As Adjusted (1)		As Reported	As Adjusted
	(in thousands)
Operating expenses	$355,813	$29,859	$385,672	$321,476	11%	20%
Selling expenses	213,386	—	213,386	198,348	8%	8%
General and administrative	209,257	—	209,257	188,397	11%	11%
Depreciation and amortization	514,082	(146,203)	367,879	329,255	56%	12%
Restructuring and asset impairment charges	4,683	—	4,683	—	NM	NM

Total costs and expenses	$1,297,221	$(116,344)	$1,180,877	$1,037,476	25%	14%

(1)

As adjusted excludes the impact of adopting Topic 606. See Note 3 “Revenue and Capitalized Contract Costs” in the accompanying notes to the consolidated financial statements for additional information related to the impact of adopting this standard and a discussion of our updated policies related to revenue recognition and accounting for costs to obtain and fulfill a customer contract.

Operating expenses for the year ended December 31, 2018 increased $34.3 million, or 11%, as compared to the year ended December 31, 2017, which excluded $29.9 million related to certain contract costs previously expensed, but are now included in capitalized contract costs after the adoption of Topic 606. As adjusted operating expenses for the year ended December 31, 2018 increased $64.2 million, or 20% as compared to the year ended December 31, 2017. This increase was primarily due to increases of $62.9 million in personnel and related costs for field service and customer care, an increase of $11.1 million in non-capitalized equipment and shipping costs, and an increase of $2.7 million of payment processing and bank fees associated with the increase in Total Subscribers and Legacy Vivint Smart Home’s transition to Vivint Flex Pay. These increases were offset by decreases of $6.8 million in costs associated with our retail and other sales pilots, contracted services of $5.0 million primarily associated with third-party field services and information technology operating expenses of $2.1 million.

Selling expenses, excluding capitalized contract costs (formerly subscriber acquisition costs), increased by $15.0 million, or 8%, for the year ended December 31, 2018 as compared to the year ended December 31, 2017, primarily due to increases of $14.1 million in personnel and related costs, sales-related information technology costs of $7.9 million, housing and related costs of $6.0 million and marketing costs of $4.7 million primarily associated with lead generation. These increases were offset by a decrease of $18.8 million in costs associated with our retail and other sales pilots.

General and administrative expenses increased $20.9 million, or 10%, for the year ended December 31, 2018 as compared to the year ended December 31, 2017, primarily due to increases in personnel and related costs of $25.4 million, including (i) $6.0 million associated with offering a 401(k) match beginning in 2018, (ii) $5.4 million in executive retention bonuses and (iii) approximately $1.4 million in incremental stock-based compensation expense from the June 2018 modification of equity awards, research and development costs of $5.3 million, an increase in expensed security offering costs of $4.7 million, an increase in information technology costs of $4.3 million and an increase in contracted services costs of $2.3 million. These costs were offset by a decrease of $10.4 million in costs associated with retail and other sales pilots and a decrease of $9.1 million in legal and litigation matters.

Depreciation and amortization for the year ended December 31, 2018 increased $184.8 million, or 56%, as compared to the year ended December 31, 2017, of which $146.2 million was associated with the adoption of Topic 606, relating to the timing of amortization of capitalized contract costs. As adjusted depreciation and amortization for the year ended December 31, 2018 increased $38.6 million, or 12%, as compared to the year ended December 31, 2017 primarily due to increased amortization of capitalized contract costs (formerly subscriber acquisition costs) related to new subscribers.

Restructuring expenses for the year ended December 31, 2018 related to employee severance and termination benefits expenses (See Note 10 to the accompanying Consolidated Financial Statements for further information).

Other Expenses, net

The following table provides the significant components of Legacy Vivint Smart Home’s other expenses, net, for the years ended December 31, 2018 and 2017:

	Year ended December 31,
	2018	2017	% Change
	(in thousands)
Interest expense	$245,214	$225,772	9%
Interest income	(425)	(130)	NM
Other loss (income), net	(17,323)	27,986	NM

Total other expenses, net	$227,466	$253,628	(10)%

Interest expense increased $19.4 million, or 9%, for the year ended December 31, 2018, as compared with the year ended December 31, 2017, due to a higher principal balance on debt. See Note 5 to the accompanying Consolidated Financial Statements for further information on Legacy Vivint Smart Home’s long-term debt.

Other (income) loss, net, represented income of $17.3 million for the year ended December 31, 2018, as compared to a loss of $28.0 million for the year ended December 31, 2017. The other income during the year ended December 31, 2018 was primarily due to the $50.4 million gain associated with the sale of Legacy Vivint Smart Home’s Spectrum intangible assets (see Note 8 to the accompanying Consolidated Financial Statements for further information), offset by a loss on debt modification and extinguishment of $14.6 million, a loss on derivative instruments of $12.6 million and a foreign currency exchange loss of $7.1 million. The other loss during the year ended December 31, 2017 was primarily due to a loss of $23.0 million resulting from our debt modification and extinguishment and a loss on derivative instruments of $9.6 million, offset by a foreign currency exchange gain of $4.9 million.

See Note 5 to the accompanying consolidated financial statements for further information on Legacy Vivint Smart Home’s long-term debt related to other expenses, net.

Income Taxes

The following table provides the significant components of Legacy Vivint Smart Home’s income tax expense for the years ended December 31, 2018 and 2017:

	Year ended December 31,
	2018	2017	% Change
	(in thousands)
Income tax expense	$(1,611)	$1,078	NM

Income tax benefit was $2.7 million for the year ended December 31, 2018, as compared to an income tax expense of $1.1 million for the year ended December 31, 2017. The tax benefit and expense for the years ended December 31, 2018 and 2017, respectively, resulted primarily from the loss and earnings in the Canadian subsidiary, as well as U.S. minimum state taxes.

Unaudited Quarterly Results of Operations

The following tables present Legacy Vivint Smart Home’s unaudited quarterly consolidated results of operations for the four quarters ended December 31, 2019 and 2018. This unaudited quarterly consolidated information has been prepared on the same basis as Legacy Vivint Smart Home’s audited consolidated financial statements and, in the opinion of Legacy Vivint Smart Home’s management, the statement of operations data includes all adjustments, consisting of normal recurring adjustments, necessary for the fair presentation of the results of operations for these periods. You should read these tables in conjunction with Legacy Vivint Smart Home’s audited consolidated financial statements and related notes located elsewhere in this report. The results of operations for any quarter are not necessarily indicative of the results of operations for a full year or any future periods.

	Three Months Ended
	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
	(in thousands)
Statement of operations data
Revenue	$307,835	$290,844	$281,053	$276,249
Loss from operations	(20,872)	(42,606)	(50,829)	(27,978)
Net loss	(88,466)	(102,406)	(115,896)	(89,156)

	Three Months Ended
	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
	(in thousands)
Statement of operations data
Revenue	$276,542	$272,335	$254,967	$246,597
Loss from operations	(47,228)	(44,168)	(83,753)	(71,631)
Net loss	(119,677)	(120,336)	(147,905)	(84,717)

Liquidity and Capital Resources

Legacy Vivint Smart Home’s primary source of liquidity has historically been cash from operations, proceeds from issuances of debt securities, borrowings under the credit facilities and, to a lesser extent, capital contributions. As of December 31, 2019, Legacy Vivint Smart Home had $4.5 million of cash and cash equivalents and $32.1 million of availability under the revolving credit facility (after giving effect to $11.1 million of letters of credit outstanding and $245.0 million of borrowings). Subsequent to December 31, 2019 we used the net proceeds from the 2027 Notes offering and Concurrent Refinancing Transactions, together with the proceeds from the Merger, to (i) redeem all of the 2020 Notes, (ii) redeem all of the 2022 Private Placement Notes , (iii) refinance in full the existing borrowings under the existing term loan facility and existing revolving credit facility, (iv) redeem $223.0 million aggregate principal amount of the 2022 Notes and (v) pay the related accrued interest, fees and expenses related thereto.

As market conditions warrant, we and our equity holders, including the Sponsor, its affiliates and members of our management, may from time to time, seek to purchase our outstanding debt securities or loans, in privately negotiated or open market transactions, by tender offer or otherwise. Subject to any applicable limitations contained in the agreements governing our indebtedness, any purchases made by us may be funded by the use of cash on our balance sheet or the incurrence of new secured or unsecured debt, including additional borrowings under our revolving credit facility. The amounts involved in any such purchase transactions, individually or in the aggregate, may be material. Any such purchases may be with respect to a substantial amount of a particular class or series of debt, with the attendant reduction in the trading liquidity of such class or series. In addition, any such purchases made at prices below the “adjusted issue price” (as defined for U.S. federal income tax purposes) may result in taxable cancellation of indebtedness income to us, which amounts may be material, and in related adverse tax consequences to us. Depending on conditions in the credit and capital markets and other factors, we will, from time to time, consider various financing transactions, the proceeds of which could be used to refinance our indebtedness or for other purposes. As examples, Legacy Vivint Smart Home recently entered into the following financing transactions:

•

In September 2018, Legacy Vivint Smart Home borrowed $810 million under the 2024 Term Loan B (the “2024 Term Loan B”). Legacy Vivint Smart Home used a portion of the net proceeds from the borrowings under the 2024 Term Loan B to redeem in full the entire $269.5 million outstanding aggregate principal amount of the existing 2019 notes and pay the related accrued interest and redemption premium, to repurchase approximately $250.7 million aggregate principal amount of the 2020 notes, and to pay fees and expenses related to the Term Loan Agreement, and

•

In May 2019, Legacy Vivint Smart Home issued $225 million aggregate principal amount of 2024 notes. We used the net proceeds from the 2024 notes offering to redeem $225 million aggregate principal amount of our 2020 notes, and to pay the related accrued interest and to pay all fees and expenses related thereto.

Capital Contribution

In each of July 2019 and September 2018, 313 Acquisition, LLC contributed $4.7 million to Legacy Vivint Smart Home as equity contributions.

Cash Flow and Liquidity Analysis

Our cash flows provided by operating activities include recurring monthly billings, cash received from the sale of Products to our customers that either pay-in-full at the time of installation or finance their purchase of Products under the Consumer Financing Program and other fees received from the customers we service. Cash used in operating activities includes the cash costs to monitor and service our subscribers, a portion of subscriber acquisition costs, interest associated with our debt and general and administrative costs. Historically, Legacy Vivint Smart Home financed subscriber acquisition costs through operating cash flows, the issuance of debt and, to a lesser extent, through the issuance of equity and sale of contracts to third parties. Currently, the upfront proceeds under Vivint Flex Pay, and those that are paid-in-full at the time of the sale of Products, offset a portion of the upfront investment associated with subscriber acquisition costs.

Sales from our direct-to-home channel are seasonal in nature. We make investments in the recruitment of our direct-to-home sales representatives, inventory and other support costs for the April through August sales period prior to each sales season. We experience increases in capitalized contract costs, as well as costs to support the sales force throughout North America, prior to and during this time period. The incremental inventory purchased to support the direct-to-home sales season is generally consumed prior to the end of the calendar year in which it is purchased.

The following table provides a summary of cash flow data (in thousands):

	Year ended December 31,
	2019	2018	2017
Net cash used in operating activities	$(221,592)	$(220,499)	$(309,332)
Net cash (used in) provided by investing activities	(5,612)	32,922	(21,661)
Net cash provided by financing activities	218,914	196,407	291,213

Cash Flows from Operating Activities

We generally reinvest the cash flows from our recurring monthly billings and cash received from the sale of Products associated with the initial installation into our business, primarily to (1) maintain and grow our subscriber base, (2) expand our infrastructure to support this growth, (3) enhance our existing Smart Home Service offerings, (4) develop new Smart Home Service offerings and (5) expand into new sales channels. These investments are focused on generating new subscribers, increasing the revenue from our existing subscriber base, enhancing the overall quality of service provided to our subscribers, and increasing the productivity and efficiency of our workforce and back-office functions necessary to scale our business.

For the year ended December 31, 2019, net cash used in operating activities was $221.6 million. This cash used was primarily from a net loss of $395.9 million, adjusted for:

•	$552.4 million in non-cash amortization, depreciation, and stock-based compensation,

•	a $25.0 million provision for doubtful accounts, and

•	a $1.1 million net gain on sale of disposal of assets,

•	a $2.3 million realized gain on equity securities, and

•	a $0.8 million loss on early extinguishment of debt.

Cash used in operating activities also resulted from changes in operating assets and liabilities, including:

•	a $533.5 million increase in capitalized contract costs,

•	$34.5 million increase in accounts receivable driven primarily by the increase in billed RIC receivables,

•	$8.1 million decrease in right-of-use operating lease liabilities,

•	a $14.0 million increase in inventories on hand, and

•	a $0.8 million increase in prepaid expenses and other current assets.

These uses of operating cash were partially offset by:

•	a $128.6 million increase in deferred revenue due to the increased subscriber base and the increase of deferred revenues associated with Product sales under Vivint Flex Pay,

•	a $21.0 million decrease in other assets primarily due to decreases in notes receivables associated with RICs,

•	a $24.9 million increase in accrued expenses and other liabilities due primarily from increases in accrued interest on long term debt and accrued payroll related costs,

•	$7.3 million decrease in right-of-use operating assets and

•	a $5.6 million increase in accounts payable due primarily to non-direct third-party services.

For the year ended December 31, 2018, net cash used in operating activities was $220.5 million. This cash used was primarily from a net loss of $467.9 million, adjusted for:

•	$521.7 million in non-cash amortization, depreciation, and stock-based compensation,

•	a $49.8 million net gain on sale of disposal of assets primarily associated with the sale of the spectrum intangible assets,

•	a $14.6 million loss on early extinguishment of debt,

•	a $19.4 million provision for doubtful accounts, and

•	a $0.5 million unrealized gain on equity securities.

Cash used in operating activities also resulted from changes in operating assets and liabilities, including:

•	a $499.3 million increase in capitalized contract costs,

•	$34.0 million increase in accounts receivable driven primarily by the increase in billed RIC receivables,

•	a $29.1 million increase in other assets primarily due to increases in notes receivables associated with RICs, and

•	a $27.0 million decrease in accounts payable due primarily to decreases in inventory purchases.

These uses of operating cash were partially offset by:

•	a $172.9 million increase in deferred revenue due to the increased subscriber base and the increase of deferred revenues associated with Product sales under Vivint Flex Pay,

•	a $91.5 million increase in accrued expenses and other liabilities due primarily from increases in accrued interest on long term debt,

•	a $64.4 million decrease in inventories primarily associated with the decrease in inventory on hand associated with the retail sales channel, and

•	a $4.7 million decrease in prepaid expenses and other current assets.

For the year ended December 31, 2017, net cash used in operating activities was $309.3 million. This cash used was primarily from a net loss of $410.2 million, adjusted for:

•	$337.4 million in non-cash amortization, depreciation, and stock-based compensation,

•	a $23.1 million loss on early extinguishment of debt, and

•	a $22.5 million provision for doubtful accounts.

Cash used in operating activities also resulted from changes in operating assets and liabilities, including:

•	a $457.7 million increase in subscriber acquisition costs,

•	a $75.6 million increase in inventories to support Legacy Vivint Smart Home’s Best Buy relationship and the anticipated sales generated by the national inside sales channel,

•	a $74.8 million increase in other assets primarily due to increases in notes receivables associated with RICs,

•	a $49.6 million increase in accounts receivable driven primarily by the recognition of billed RIC receivables, and

•	a $6.0 million increase in prepaid expenses and other current assets.

These uses of operating cash were partially offset by:

•	a $247.5 million increase in deferred revenue due to the increased subscriber base and the generation of deferred revenues associated with Product sales under Vivint Flex Pay,

•	a $70.5 million increase in accounts payable due primarily to increases in inventory purchases, and

•	a $62.2 million increase in accrued expenses and other liabilities due primarily from increases in accrued interest on long term debt.

Legacy Vivint Smart Home’s outstanding debt as of December 31, 2019 was approximately $3.3 billion. Net cash interest paid for the years ended December 31, 2019, 2018 and 2017 related to Legacy Vivint Smart Home’s indebtedness (excluding finance leases) totaled $250.4 million, $236.7 million and $203.4 million, respectively. Legacy Vivint Smart Home’s net cash from operating activities for the years ended December 31, 2019, 2018 and 2017, before these interest payments, was an inflow of $28.8 million, an inflow of $16.2 million and an outflow of $105.9 million, respectively. Accordingly, net cash from operating activities for the years ended December 31, 2019, 2018 and 2017 was insufficient to cover these interest payments. For additional information regarding Legacy Vivint Smart Home’s outstanding indebtedness see “—Long-Term Debt” below.

Cash Flows from Investing Activities

Historically, Legacy Vivint Smart Home’s investing activities have primarily consisted of capital expenditures, business combinations and technology acquisitions. Capital expenditures primarily consist of periodic additions to property and equipment to support the growth in the business.

For the year ended December 31, 2019, net cash used in investing activities was $5.6 million. This cash used primarily consisted of capital expenditures of $10.1 million and acquisition of intangible assets of $1.8 million. These cash uses were offset by $5.4 million in equity security sales.

For the year ended December 31, 2018, net cash provided by investing activities was $32.9 million. This cash provided primarily consisted of net proceeds of $53.7 million primarily from the sale of the spectrum intangible assets, offset by capital expenditures of $19.4 million and acquisition of intangible assets of $1.5 million.

For the year ended December 31, 2017, net cash used in investing activities was $21.7 million. This cash used primarily consisted of capital expenditures of $20.4 million and acquisition of intangible assets of $1.8 million.

Cash Flows from Financing Activities

Historically, Legacy Vivint Smart Home’s cash flows provided by financing activities primarily related to the issuance of debt, all to fund the portion of upfront costs associated with generating new subscribers that are not covered through operating cash flows or through the Vivint Flex Pay program. Uses of cash for financing activities are generally associated with the return of capital to Legacy Vivint Smart Home stockholders, the repayment of debt and the payment of financing costs associated with the issuance of debt.

For the year ended December 31, 2019, net cash provided by financing activities was $218.9 million, consisting primarily of $225.0 million in borrowings on notes, $342.5 million in borrowings on the revolving credit facility and $4.7 million from a capital contribution. This was offset with $233.1 million of repayments on notes, $97.5 million of repayments on the revolving credit facility, $4.9 million in financing costs, $9.8 million of repayments under finance lease obligations, $5.4 million in returns of capital associated with the Wireless spin-off and $2.6 million in cost associated with offering securities.

For the year ended December 31, 2018, net cash provided by financing activities was $196.4 million, consisting primarily of $810.0 million in borrowings on notes, $201.0 million in borrowings on the revolving credit facility and $4.7 million from a capital contribution. This was offset with $522.2 million of repayments on notes, $261.0 million of repayments on the revolving credit facility, $20.6 million in financing costs, $12.4 million of repayments under capital lease obligations and $3.1 million in cost associated with offering securities.

For the year ended December 31, 2017, net cash provided by financing activities was $291.2 million, consisting primarily of $724.8 million in borrowings on notes and $196.9 million in borrowings on the revolving credit facility. This was offset with $450.0 million of repayments on notes, $136.9 million of repayments on the revolving credit facility, $29.4 million in financing costs, $10.0 million of repayments under capital lease obligations, $3.0 million in repayments under spectrum lease obligations and $1.2 million in cost associated with offering securities.

Long-Term Debt

We are a highly leveraged company with significant debt service requirements. As of December 31, 2019, Legacy Vivint Smart Home had $3,294.2 million of aggregate principal total debt outstanding, consisting of $454.3 million of outstanding 2020 notes, $270 million of outstanding 2022 private placement notes, $900.0 million of outstanding 2022 notes, $400.0 million of outstanding 2023 notes, $225.0 million of outstanding 2024 notes and $799.9 million of outstanding 2024 Term Loan B with $32.1 million of availability under the revolving credit facility (after giving effect to $11.1 million of outstanding letters of credit and $245.0 million of borrowings).

Revolving Credit Facility

On November 16, 2012, APX entered into a $200.0 million senior secured revolving credit facility, with a five year maturity. In addition, APX may request one or more term loan facilities, increased commitments under the revolving credit facility or new revolving credit commitments, in an aggregate amount not to exceed $225.0 million.

On June 28, 2013, APX amended and restated the credit agreement to provide for a new repriced tranche of revolving credit commitments with a lower interest rate. Nearly all of the existing tranches of revolving credit commitments were terminated and converted into the repriced tranche, with the unterminated portion of the existing tranche continuing to accrue interest at the original higher rate.

On March 6, 2015, APX amended and restated the credit agreement to provide for, among other things, (1) an increase in the aggregate commitments previously available from $200.0 million to $289.4 million and (2) the extension of the maturity date with respect to certain of the previously available commitments.

On August 10, 2017, APX amended and restated the credit agreement to provide for, among other things, (1) an increase in the aggregate commitments previously available from $289.4 million to $324.3 million and (2) the extension of the maturity date with respect to certain of the previously available commitments.

On February 14, 2020, APX amended and restated the credit agreement (the “Fourth Amended and Restated Credit Agreement”) to provide for, among other things, (1) an increase in the aggregate commitments previously available from $288.2 million to $350.0 million and (2) the extension of the maturity date with respect to certain of the previously available commitments.

As of December 31, 2019, the aggregate commitments available under the credit agreement, as amended and restated on August 10, 2017, prior to APX entering into the Fourth Amended and Restated Credit Agreement, was $288.2 million. As of December 31, 2019 there was $245.0 million outstanding borrowings under the revolving credit facility. Borrowings under the Fourth Amended and Restated Credit Agreement bear interest at a rate per annum equal to an applicable margin plus, at our option, either (1) the base rate determined by reference to the highest of (a) the Federal Funds rate plus 0.50%, (b) the prime rate of Bank of America, N.A. and (c) the LIBOR rate determined by reference to the costs of funds for U.S. dollar deposits for an interest period of one month, plus 1.00% or (2) the LIBOR rate determined by reference to the London interbank offered rate for dollars for the interest period relevant to such borrowing. The applicable margin for base rate-based borrowings (1)(a) under the Series A Revolving Commitments of approximately $10.9 million and the Series C Revolving Commitments of approximately $330.8 million is currently 2.0% and (b) under the Series B Revolving Commitments of approximately $8.3 million is currently 3.0% and (2) the applicable margin for LIBOR rate-based borrowings (a) under the Series A Revolving Commitments and the Series C Revolving Commitments is currently 3.0% per annum and (b) under the Series B Revolving Commitments is currently 4.0%. The applicable margin for borrowings under the revolving credit facility is subject to one step-down of 25 basis points based on our meeting a consolidated first lien net leverage ratio test at the end of each fiscal quarter.

In addition to paying interest on outstanding principal under the revolving credit facility, APX is required to pay a quarterly commitment fee (which will be subject to one interest rate step-down of 12.5 basis points, based on APX meeting a consolidated first lien net leverage ratio test) to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder. APX also pays a customary letter of credit and agency fees.

APX is not required to make any scheduled amortization payments under the revolving credit facility. The Series D Revolving Commitments expired on March 31, 2019 and the principal amount outstanding under the revolving credit facility will be due and payable in full on March 31, 2021 with respect to the commitments under the Series A Revolving Credit Facility and Series B Revolving Credit Facility and on February 14, 2025 (or the applicable springing maturity date if the Revolving Springing Maturity Condition applies) with respect to the $330.8 million of Series C Revolving Credit Commitments. The “Revolver Springing Maturity Condition” applies if (i) on the 2022 Springing Maturity Date, an aggregate principal amount of the Borrower’s 7.875% Senior Secured Notes Due 2022 (the “2022 Notes”) in excess of $350.0 million are either outstanding or have not been repaid or redeemed with certain qualifying proceeds specified in the Revolving Credit Agreement, (ii) on the 2023 Springing Maturity Date, an aggregate principal amount of the 2023 Notes in excess of $125.0 million are either outstanding or have not been repaid or redeemed with certain qualifying proceeds specified in the Revolving Credit Agreement or (iii) on the 2024 Springing Maturity Date, an aggregate principal amount of the Borrower’s 8.500% Senior Secured Notes Due 2024 (the “2024 Notes”) in excess of $125.0 million are either outstanding or have not been repaid or redeemed with certain qualifying proceeds specified in the Revolving Credit Agreement. The “2022 Springing Maturity Date” means the date that is 91 days before the maturity date with respect to the 2022 Notes, the “2023 Springing Maturity Date” means the date that is 91 days before the maturity date with respect to the 2023 Notes and the “2024 Springing Maturity Date” means the date that is 91 days before the maturity date with respect to the 2024 Notes.

2020 Notes

As of December 31, 2019, APX had $454.3 million outstanding aggregate principal amount of its 2020 notes. Subsequent to the year ended December 31, 2019, APX used the net proceeds from the 2027 Notes offering and Concurrent Refinancing Transactions, together with the proceeds from the Merger, to redeem all of the outstanding principal amount of the 2020 notes. Interest on the 2020 notes was payable semi-annually in arrears on each June 1 and December 1. The 2020 notes were to mature on December 1, 2020.

APX was permitted to redeem at any time and from time to time some or all of the 2020 notes at par plus any accrued and unpaid interest to the date of redemption.

2022 Private Placement Notes

As of December 31, 2019, APX had $270 million outstanding aggregate principal amount of its 2022 private placement notes. Subsequent to the year ended December 31, 2019, APX used the net proceeds from the 2027 Notes offering and Concurrent Refinancing Transactions, together with the proceeds from the Merger, to redeem all of the outstanding principal amount of the 2022 private placement notes. Interest on the 2022 private placement notes was payable semi-annually in arrears on June 1 and December 1 of each year.

APX was permitted to, at its option, redeem at any time and from time to time some or all of the 2022 private placement notes at 104.5%, declining to par from and after December 1, 2019, in each case, plus any accrued and unpaid interest to the date of redemption.

The 2022 private placement notes were to mature on December 1, 2022 unless on September 1, 2020 (i.e. the 91st day prior to the maturity of the 2020 notes) more than an aggregate principal amount of $190 million of the 2020 notes remained outstanding or had not been refinanced as permitted under the terms of the 2022 private placement notes, in which case the private placement notes were to mature on September 1, 2020.

2022 Notes

As of December 31, 2019, APX had $900.0 million outstanding aggregate principal amount of its 2022 notes. Subsequent to the year ended December 31, 2019, APX used the net proceeds from the 2027 Notes offering and Concurrent Refinancing Transactions, together with the proceeds from the Merger, to redeem $223.0 million of the outstanding principal amount of the 2022 notes. Interest on the 2022 notes is payable semi-annually in arrears on June 1 and December 1 of each year.

APX may, at its option, redeem at any time and from time to time some or all of the 2022 notes at 103.938%, declining to par from and after December 1, 2020, in each case, plus any accrued and unpaid interest to the date of redemption.

The 2022 notes mature on December 1, 2022, or on such earlier date when any outstanding pari passu lien indebtedness matures as a result of the operation of any springing maturity provisions set forth in the agreements governing such pari passu lien indebtedness.

2023 Notes

As of December 31, 2019, APX had $400.0 million outstanding aggregate principal amount of its 2023 notes. Interest on the 2023 notes is payable semi-annually in arrears on September 1 and March 1 of each year. The 2023 notes mature on September 1, 2023.

From and after September 1, 2019, APX may, at its option, redeem at any time and from time to time some or all of the 2023 notes at 105.719%, declining to par from and after September 1, 2022, in each case, plus any accrued and unpaid interest to the date of redemption.

2024 Notes

As of December 31, 2019, APX had $225.0 million outstanding aggregate principal amount of its 2024 notes. Interest on the 2024 notes is payable semi-annually in arrears on May 1 and November 1 of each year.

APX may, at its option, redeem at any time and from time to time prior to May 1, 2021, some or all of the 2024 notes at 100% of the principal amount thereof plus accrued and unpaid interest to the redemption date plus the applicable “make-whole premium.” From and after May 1, 2021, APX may, at its option, redeem at any time and from time to time some or all of the 2024 notes at 104.25%, declining to par from and after May 1, 2023, in each case, plus any accrued and unpaid interest to the date of redemption. In addition, on or prior to May 1, 2021, APX may, at its option, redeem up to 40% of the aggregate principal amount of the 2024 notes with the proceeds from certain equity offerings at 108.50%, plus accrued and unpaid interest to the date of redemption. In addition, on or prior to May 1, 2021, during any 12 month period, APX also may, at its option, redeem at any time and from time to time up to 10% of the aggregate principal amount of the 2024 notes at a price equal to 103% of the principal amount thereof, plus accrued and unpaid interest, to but excluding the redemption date.

The 2024 notes mature on November 1, 2024, unless, under “Springing Maturity” provisions, (1) on September 1, 2020 (the 91st day prior to the maturity of the 2020 notes) more than an aggregate principal amount of $275.0 million of such 2020 notes remain outstanding or have not been refinanced as permitted under the note purchase agreement for the 2020 notes, in which case the 2024 notes will mature on September 1, 2020 or (2) on June 1, 2023 (the 91st day prior to the maturity of the 2023 notes) more than an aggregate principal amount of $125.0 million of such 2023 notes remain outstanding or have not been refinanced as permitted under the note purchase agreement for the 2023 notes, in which case the 2024 Notes will mature on June 1, 2023.

2025 Term Loan B

On September 6, 2018, APX incurred $810 million of 2024 Term Loan B. As of December 31, 2019, APX had $799.9 million outstanding aggregate principal amount of its 2024 Term Loan B. On February 14, 2020 APX Group incurred $950 million of term loans (the “2025 Term Loan B”), the proceeds of which were used, in part, to refinance the 2024 Term Loan B.

Pursuant to the terms of the 2025 Term Loan B, quarterly amortization payments are due in an amount equal to 0.25% of the aggregate principal amount of the 2025 Term Loan B outstanding on the closing date. The remaining principal amount outstanding under the 2025 Term Loan B will be due and payable in full on (x) if the Term Springing Maturity Condition (as defined below) does not apply, December 31, 2025 and (y) if the Term Springing Maturity Condition does apply, the 2023 Springing Maturity Date (which date is the date that is 91 days before the maturity date with respect to the 2023 Notes).

The “Term Springing Maturity Condition” applies if on the 2023 Springing Maturity Date (which date is the date that is 91 days before the maturity date with respect to the 2023 Notes), an aggregate principal amount of the 2023 Notes in excess of $125.0 million are either outstanding or have not been repaid or redeemed.

Guarantees and Security (Revolving Credit Facility, 2025 Term Loan B and Notes)

All of the obligations under the credit agreement governing the revolving credit facility, the credit agreement governing the 2025 Term Loan B and the debt agreements governing the Notes are guaranteed by APX Group Holdings, Inc. and each of APX Group, Inc.’s existing and future material wholly-owned U.S. restricted subsidiaries (subject to customary exclusions and qualifications). However, such subsidiaries shall only be required to guarantee the obligations under the debt agreements governing the Notes for so long as such entities guarantee the obligations under the revolving credit facility, the credit agreement governing the 2025 Term Loan B or our other indebtedness. See Note 19 of the accompanying consolidated financial statements included elsewhere in this report for additional financial information regarding guarantors and non-guarantors.

The obligations under the revolving credit facility, 2025 Term Loan B and the 2022 private placement notes, 2022 notes and 2024 notes (collectively with the 2022 private placement notes and the 2022 notes, the “existing senior secured notes”) are secured by a security interest in (1) substantially all of the present and future tangible and intangible assets of APX Group, Inc., and the guarantors, including without limitation equipment, subscriber contracts and communication paths, intellectual property, fee-owned real property, general intangibles, investment property, material intercompany notes and proceeds of the foregoing, subject to permitted liens and other customary exceptions, (2) substantially all personal property of APX Group, Inc. and the guarantors consisting of accounts receivable arising from the sale of inventory and other goods and services (including related contracts and contract rights, inventory, cash, deposit accounts, other bank accounts and securities accounts), inventory and intangible assets to the extent attached to the foregoing books and records of APX Group, Inc. and the guarantors, and the proceeds thereof, subject to permitted liens and other customary exceptions, in each case held by APX Group, Inc. and the guarantors and (3) a pledge of all of the capital stock of APX Group, Inc., each of its subsidiary guarantors and each restricted subsidiary of APX Group, Inc. and its subsidiary guarantors, in each case other than excluded assets and subject to the limitations and exclusions provided in the applicable collateral documents.

Under the terms of the applicable security documents and intercreditor agreement, the proceeds of any collection or other realization of collateral received in connection with the exercise of remedies will be applied first to repay amounts due under the revolving credit facility, and up to an additional $60.0 million of “superpriority” obligations that APX Group, Inc. may incur in the future, before the holders of the existing senior secured notes or 2025 Term Loan B receive any such proceeds.

Debt Covenants

The credit agreement governing the revolving credit facility, the credit agreement governing the 2025 Term Loan B and the debt agreements governing the Notes contain a number of covenants that, among other things, restrict, subject to certain exceptions, APX Group, Inc. and its restricted subsidiaries’ ability to:

•	incur or guarantee additional debt or issue disqualified stock or preferred stock;

•	pay dividends and make other distributions on, or redeem or repurchase, capital stock;

•	make certain investments;

•	incur certain liens;

•	enter into transactions with affiliates;

•	merge or consolidate;

•	materially change the nature of their business;

•	enter into agreements that restrict the ability of restricted subsidiaries to make dividends or other payments to APX Group, Inc.;

•	designate restricted subsidiaries as unrestricted subsidiaries

•	amend, prepay, redeem or purchase certain subordinated debt; and

•	transfer or sell certain assets.

The credit agreement governing the revolving credit facility, the credit agreement governing the 2025 Term Loan B and the debt agreements governing the Notes contain change of control provisions and certain customary affirmative covenants and events of default. As of December 31, 2019, APX Group, Inc. was in compliance with all covenants related to its long-term obligations.

Subject to certain exceptions, the credit agreement governing the revolving credit facility, the credit agreement governing the 2025 Term Loan B and the debt agreements governing the Notes permit APX Group, Inc. and its restricted subsidiaries to incur additional indebtedness, including secured indebtedness.

Our future liquidity requirements will be significant, primarily due to debt service requirements. The actual amounts of borrowings under the revolving credit facility will fluctuate from time to time.

Our liquidity and our ability to fund our capital requirements is dependent on our future financial performance, which is subject to general economic, financial and other factors that are beyond our control and many of which are described under “Item 1A—Risk Factors” in this report. If those factors significantly change or other unexpected factors adversely affect us, our business may not generate sufficient cash flow from operations or APX may not be able to obtain future financings to meet our liquidity needs. APX anticipates that to the extent additional liquidity is necessary to fund its operations, it would be funded through borrowings under the revolving credit facility, incurring other indebtedness, additional equity or other financings or a combination of these potential sources of liquidity. APX may not be able to obtain this additional liquidity on terms acceptable to us or at all.

Covenant Compliance

Under the credit agreement governing the revolving credit facility, the credit agreement governing the 2025 Term Loan B and the debt agreements governing the existing notes, APX’s ability to engage in activities such as incurring additional indebtedness, making investments, refinancing certain indebtedness, paying dividends and entering into certain merger transactions is governed, in part, by our ability to satisfy tests based on Covenant Adjusted EBITDA (which measure is defined as “Consolidated EBITDA” in the credit agreements governing the revolving credit facility and 2025 Term Loan B and “EBITDA” in the debt agreements governing the existing notes) for the applicable four-quarter period. Such tests include an incurrence-based maximum consolidated secured debt ratio and consolidated total debt ratio of 4.00 to 1.0, an incurrence-based minimum fixed charge coverage ratio of 2.00 to 1.0, and, solely in the case of the credit agreement governing the revolving credit facility, a maintenance-based maximum consolidated first lien secured debt ratio of 5.95 to 1.0, each as determined in accordance with the credit agreement governing the revolving credit facility, the credit agreement governing the 2025 Term Loan B and the debt agreements governing the Notes, as applicable. Non-compliance with these covenants could restrict our ability to undertake certain activities or result in a default under the credit agreement governing the revolving credit facility, the credit agreement governing the 2025 Term Loan B and the debt agreements governing the existing notes. As of December 31, 2019, Legacy Vivint Smart Home’s consolidated first lien secured debt ratio was 3.81 to 1.0, consolidated total debt ratio was 5.14 to 1.0 and the fixed charge coverage ratio was 2.56 to 1.0, in each case based on Covenant Adjusted EBITDA for the year ended December 31, 2019 and as calculated in accordance with the applicable debt agreements.

We refer to “Covenant Adjusted EBITDA” as meaning net income (loss) before interest expense (net of interest income), income and franchise taxes and depreciation and amortization (including amortization of capitalized subscriber acquisition costs), further adjusted to exclude the effects of certain contract sales to third parties, non-capitalized subscriber acquisition costs, stock based compensation and certain unusual, non-cash, non-recurring and other items permitted in certain covenant calculations under the agreements governing our notes, the credit agreement governing the 2025 Term Loan B and the credit agreement governing our revolving credit facility.

We believe that the presentation of Covenant Adjusted EBITDA is appropriate to provide additional information to investors about the calculation of, and compliance with, certain financial covenants contained in the agreements governing the notes, the credit agreements governing the revolving credit facility and the 2025 Term Loan B. We caution investors that amounts presented in accordance with our definition of Covenant Adjusted EBITDA may not be comparable to similar measures disclosed by other issuers, because not all issuers and analysts calculate Covenant Adjusted EBITDA in the same manner.

Covenant Adjusted EBITDA is not a measurement of Legacy Vivint Smart Home’s financial performance under GAAP and should not be considered as an alternative to net loss or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of Legacy Vivint Smart Home’s liquidity.

The following table sets forth a reconciliation of Legacy Vivint Smart Home’s net loss to Covenant Adjusted EBITDA (in thousands):

	Year ended December 31,
	2019	2018	2017
Net loss	$(395,924)	$(472,635)	$(410,199)
Interest expense, net	259,991	244,789	225,642
Non-capitalized subscriber acquisition costs (1)	273,835	276,437	255,456
Amortization of capitalized subscriber acquisition costs	437,285	398,174	206,153
Depreciation and amortization (2)	106,155	115,908	123,102
Gain on sale of spectrum (3)	—	(50,389)	—
Other (income) expense	(7,665)	33,066	27,986
Non-cash compensation (4)	3,737	2,217	1,377
Restructuring and asset impairment charge (5)	—	4,683	—
Income tax (benefit) expense	1,313	(1,611)	1,078
Other adjustments (6)	53,383	64,240	59,733
Adjustment for a change in accounting principle (Topic 606) (7)	(88,875)	(77,173)	—

Covenant Adjusted EBITDA	$643,235	$537,706	$490,328

(1)

Reflects subscriber acquisition costs that are expensed as incurred because they are not directly related to the acquisition of specific subscribers. Certain other industry participants purchase subscribers through subscriber contract purchases, and as a result, may capitalize the full cost to purchase these subscriber contracts, as compared to our organic generation of new subscribers, which requires us to expense a portion of our subscriber acquisition costs under GAAP.

(2)	Excludes loan amortization costs that are included in interest expense.
(3)	Gain on sale of spectrum intangible assets in 2018. (See Note 8 to the accompanying consolidated financial statements).
(4)	Reflects non-cash compensation costs related to employee and director stock and stock option plans. Excludes non-cash compensation costs included in non-capitalized subscriber acquisition costs.
(5)	Restructuring employee severance and termination benefits expenses. (See Note 10 to the accompanying consolidated financial statements).
(6)	Other adjustments represent primarily the following items (in thousands):

	Year ended December 31,
	2019	2018	2017
Product development (a)	$18,772	$22,253	$26,767
Consumer financing fees (b)	11,901	6,661	1,682
Litigation settlement (c)	—	—	10,012
Certain legal and professional fees (d)	7,869	8,965	4,986
Monitoring fee (e)	5,605	4,068	3,506
Start-up of new strategic initiatives (f)	—	—	3,486
Purchase accounting deferred revenue fair value adjustment (g)	—	1,336	3,280
Information technology implementation (h)	—	—	3,188
Hiring and termination payments (i)	7,870	9,373	386
Projected run-rate restructuring cost savings (j)	—	5,756	—
All other adjustments (k)	1,366	5,828	2,440

Total other adjustments	$53,383	$64,240	$59,733

(a)	Costs related to the development of control panels, including associated software, peripheral devices and Wireless Internet Technology.
(b)	Monthly financing fees paid under the Consumer Financing Program.
(c)	ADT litigation settlement.
(d)	Legal and professional fees associated with strategic initiatives and financing transactions.

(e)	Blackstone Management Partners L.L.C. monitoring fee (See Note 15 to the accompanying consolidated financial statements).
(f)	Costs related to the start-up of potential new service offerings and sales channels.
(g)	Add back revenue reduction directly related to purchase accounting deferred revenue adjustments.
(h)	Costs related to the implementation of new information technologies.
(i)	Expenses associated with retention bonus, relocation and severance payments to management.
(j)	Projected run-rate savings related to June 2018 reduction-in-force.
(k)

Other adjustments primarily reflect adjustments to eliminate the impact of changes in other accounting principles, costs associated with payments to third parties related to various strategic and financing activities and costs to implement Sarbanes-Oxley Section 404.

(7)	The adjustments to eliminate the impact of Legacy Vivint Smart Home’s adoption of Topic 606, are as follows (in thousands):

	Year ended December 31,
	2019	2018	2017
Net loss	$62,008	$66,613	$—
Amortization of capitalized contract costs	(437,285)	(398,174)	—
Amortization of subscriber acquisition costs	284,574	251,971	—
Income tax (benefit) expense	1,828	2,417	—

Topic 606 adjustments	$(88,875)	$(77,173)	$—

See Note 3 “Revenue and Capitalized Contract Costs” in the accompanying notes to the consolidated financial statements for additional information related to the impact of adopting this standard and a discussion of our updated policies related to revenue recognition and accounting for costs to obtain and fulfill a customer contract.

Other Factors Affecting Liquidity and Capital Resources

Vivint Flex Pay. Vivint Flex Pay became Legacy Vivint Smart Home’s primary sales model beginning in March 2017. Under the Consumer Financing Program, qualified customers are eligible for loans provided by third-party financing providers up to $4,000. The annual percentage rates on these loans range between 0% and 9.99%, based on the customer’s credit quality, and are either installment loans or revolving loans with a 42 or 60 month term.

For certain third-party provider loans, we pay a monthly fee based on either the average daily outstanding balance of the loans or the number of outstanding loans, depending on the third-party financing provider. Additionally, we share in the liability for credit losses depending on the credit quality of the customer, with our Company being responsible for between 5% to 100% of lost principal balances, depending on factors specified in the agreement with such provider. Because of the nature of these provisions, we record a derivative liability at its fair value when the third-party financing provider originates loans to customers, which reduces the amount of estimated revenue recognized on the provision of the services. The derivative liability represents the estimated remaining amounts to be paid to the third-party provider by us related to outstanding loans, including the monthly fees based on either the outstanding loan balances or the number of outstanding loans, shared liabilities for credit losses and customer payment processing fees. The derivative liability is reduced as payments are made by us to the third-party financing provider. Subsequent changes to the fair value of the derivative liability are realized through other expenses (income), net in the Condensed Consolidated Statement of Operations. As of December 31, 2019 and 2018, the fair value of this derivative liability was $136.9 million and $117.6 million, respectively. As we continue to use Vivint Flex Pay as our primary sales model, we expect our liability to third-party providers to continue to increase substantially and the rate of such increases may accelerate.

For other third-party provider loans, we receive net proceeds (net of fees and expected losses) for which we have no further obligation to the third-party. We record these net proceeds to deferred revenue.

Vehicle Leases. Since 2010, Legacy Vivint Smart Home has leased, and expect to continue leasing, vehicles primarily for use by its Smart Home Pros. For the most part, these leases have 36 to 48 month durations and are accounted for as finance leases. At the end of the lease term for each vehicle we have the option to either (i) purchase it for the estimated end-of-lease fair market value established at the beginning of the lease term; or (ii) return the vehicle to the lessor to be sold by them and in the event the sale price is less than the estimated end-of-lease fair market value we are responsible for such deficiency. As of December 31, 2019, Legacy Vivint Smart Home’s total finance lease obligations were $13.2 million, of which $7.7 million is due within the next 12 months.

Aircraft Lease. In December 2012, Legacy Vivint Smart Home entered into an aircraft lease agreement for the use of a corporate aircraft, which is accounted for as an operating lease. Upon execution of the lease, Legacy Vivint Smart Home paid a $5.9 million security deposit which is refundable at the end of the lease term. Beginning January 2013, Legacy Vivint Smart Home is required to make 156 monthly rental payments of approximately $83,000 each. In January 2015, an amendment to the agreement was made which, among other changes, increased the required monthly rental payments to approximately $87,000 each. Legacy Vivint Smart Home also has the option to extend the lease for an additional 36 months upon expiration of the initial term. The lease agreement also provides us the option to purchase the aircraft on certain specified dates for a stated dollar amount, which represents the current estimated fair value as of the purchase date.

Off-Balance Sheet Arrangements

Currently we do not engage in off-balance sheet financing arrangements, as defined in Item 303(a)(4)(ii) of Regulation S-K.

Contractual Obligations

The following table summarizes Legacy Vivint Smart Home’s contractual obligations as of December 31, 2019, without giving effect to the Merger or the Concurrent Refinancing Transactions. Certain contractual obligations are reflected on Legacy Vivint Smart Home’s consolidated balance sheet, while others are disclosed as future obligations under GAAP.

	Payments Due by Period
	Total	2020	2021 - 2022	2023 - 2024	After 2024
	(dollars in thousands)
Long-term debt obligations (1)	$3,294,174	$462,399	$1,431,200	$1,400,575	$—
Interest on long-term debt (2)	825,685	263,509	418,318	143,858	—
Finance lease obligations	13,643	8,202	5,438	3	—
Operating lease obligations	94,848	17,044	31,005	29,055	17,744
Purchase obligations (3)	48,563	14,721	14,261	14,113	5,468
Other long-term obligations	38,644	8,867	9,589	7,193	12,995

Total contractual obligations	$4,315,557	$774,742	$1,909,811	$1,594,797	$36,207

(1)

As of December 31, 2019, Legacy Vivint Smart Home had $245.0 million of borrowings under its revolving credit facility. The principal amount outstanding under the revolving credit facility will be due and payable in full on March 31, 2021. As of December 31, 2019, there was approximately $32.1 million of availability under Legacy Vivint Smart Home’s revolving credit facility (after giving effect to $11.1 million of outstanding letters of credit and $245.0 million of borrowings).

(2)

Represents aggregate interest payments on aggregate principal amounts of $454.3 million of outstanding 2020 notes, $270.0 million of the outstanding 2022 private placement notes, $900.0 million of the outstanding 2022 notes, $400.0 million of the outstanding 2023 notes, $225.0 million of outstanding 2024 notes, and $799.9 million of the 2024 Term Loan B as well as letter of credit and commitment fees for the unused portion of the revolving credit facility. Does not reflect interest payments on future borrowings under the revolving credit facility.

(3)

Purchase obligations consist of commitments for purchases of goods and services that are not already included in Legacy Vivint Smart Home’s consolidated balance sheet as of December 31, 2019. Legacy Vivint Smart Home has contingent liabilities related to legal proceedings and other matters arising in the ordinary course of business. Although it is reasonably possible we may incur losses upon conclusion of such matters, an estimate of any loss or range of loss cannot be made at this time. In the opinion of management, it is expected that amounts, if any, which may be required to satisfy such contingencies will not be material in relation to the accompanying consolidated financial statements.